UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

HERITAGE FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-34902	38-3814230
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

721 North Westover Boulevard, Albany, Georgia 31707
(Address of principal executive offices)

(229) 420-0000
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 24, 2011, Heritage Financial Group, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report the Company’s announcement that its wholly-owned subsidiary, HeritageBank of the South (the “Bank”), had entered into a Purchase and Assumption Agreement (the “Agreement”) dated as of February 18, 2011, “Closing Date,” with the Federal Deposit Insurance Corporation (the “FDIC”) and with the FDIC, as Receiver of Citizens Bank of Effingham, Springfield, Georgia (“Citizens”), pursuant to which the Bank acquired a majority of all assets and liabilities of Citizens. The fair values of acquired loans and other real estate remains subject to finalization and revision by the Bank in accordance with accounting guidance on business acquisitions.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Original Report and includes financial statements and related disclosures in Item 9.01. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Citizens as described in this Amendment are based upon information as of February 18, 2011 and may be subject to change.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 18, 2011 (the “Closing Date”), HeritageBank of the South, a wholly-owned subsidiary of Heritage Financial Group, Inc. entered into certain Purchase and Assumption Agreement by and among the Federal Deposit Insurance Corporation  as receiver of Citizens Bank of Effingham, Springfield, Georgia, the Bank and the FDIC acting in its corporate capacity, pursuant to which the Bank acquired a majority of all assets and liabilities of Citizens (the “Acquisition”). In connection with the Acquisition, the Bank also acquired other real estate owned (“OREO”) as of the Closing Date.

Pursuant to the Agreement, the Bank agreed to pay a premium on deposits totaling $1.4 million and to acquire the specified assets, net of liabilities, at a discount to book value of $25.1 million. The Bank also received a cash payment from the FDIC in the amount of $24 million.

The Bank and the FDIC also have entered loss-sharing agreements that provide the Bank with significant protection against credit losses on Citizens’ loans and related assets acquired in the Acquisition. Under these agreements, discussed in more detail below, the FDIC will, for a specified number of years, reimburse the Bank for 80% of all losses and related expenses on covered assets, primarily acquired loans and OREO.

The following discussion of assets acquired and liabilities assumed in connection with the Acquisition is presented based on estimated fair values as of the Closing Date.  The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s Audited Statement of Assets Acquired and Liabilities Assumed, dated as of the Closing Date, for the Agreement, and the accompanying notes thereto, which is attached as Exhibit 99.2 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available and are subject to change for up to one year after the Closing Date as additional information relative to fair values becomes available. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the Closing Date. The disclosure set forth in this Item 2.01 reflects the status of these items based on management’s current best estimate.

Assets Acquired and Liabilities Assumed

The fair values of the Assets Acquired and Liabilities Assumed acquired in conjunction with the Acquisition as of the Closing Date are detailed in the following table (dollars in thousands):

	February 18, 2011	Average maturity (years)	Effective Yield / Cost
Assets Acquired:
Cash and due from banks	$33,900
Securities available for sale	13,386	4.20	1.49%
Loans	72,720	1.34	4.53%
Other real estate owned	7,540
Estimated reimbursement from the FDIC	58,164
Core deposit intangible	1,895
Other assets	2,245
Total assets acquired	189,850
Cash paid to settle the acquisition	24,000
Fair value of assets acquired	213,850
Liabilities assumed:
Deposits	206,276	1.26	1.58%
Other liabilities	6,174
Fair value of liabilities assumed	212,450
Net Assets Acquired / Gained from Acquisition	$1,400

The Bank also entered into loss-sharing agreements with the FDIC that collectively cover the contractual value of approximately $152.9 million of assets, which consists of $131.3 million of loans (residential and commercial) and $21.7 million of OREO. Pursuant to the terms of the loss-sharing agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of losses on covered assets. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the loss-sharing agreements. Certain other assets of Citizens were acquired by the Bank that are not covered by loss-sharing agreements with the FDIC. These assets include cash, marketable securities purchased at fair market value, certain other assets, and consumer loans.

The loss-sharing agreement applicable to single-family residential mortgage loans (“SF Certificate”) provides for FDIC loss sharing and Bank reimbursement to the FDIC for recoveries for ten years. The loss-sharing agreement applicable to commercial loans and other covered assets (“SF Certificate”) provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

The following table summarizes the assets covered by the loss-sharing agreements, the amount covered by The FDIC and the estimated fair values (in thousands):

Assets subject to loss-sharing:	Amounts Covered	Fair Value	SF certificate (10 years for losses)	Non-SF certificate (5 years for losses)

Loans	$131,256	$66,671	$22,744	$108,512
OREO	21,663	7,540	-	21,663
Total	$152,919	$74,211	$22,744	$130,175

The loss-sharing agreements are subject to certain servicing procedures. Failure to properly follow these procedures could result in the loss of the FDIC reimbursement for covered loans and OREO, which could have a material negative impact on the Company’s earnings. The fair value of the loss-sharing agreements was recorded as an indemnification asset at an estimated fair value of $58.2 million on the Closing Date.

The foregoing summary of the Agreement, including the loss-sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on the Closing Date, the Bank acquired a majority of all assets and liabilities, of Citizens pursuant to the Agreement. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, and the Audited Statement, which is attached hereto as Exhibit 99.2.

The Acquisition increased the Company’s total assets, total loans and total deposits by approximately 28.3%, 17.7%, and 38.6%, respectively, as compared to balances at December 31, 2010. The Company expects the Acquisition to positively affect its operating results, to the extent it earns more from interest earned on the acquired assets than it pays in interest on the acquired deposits and other borrowings and loss sharing coverage is retained. The ability of the Company to successfully collect interest and principal on loans acquired will also impact its cash flows and operating results.

The Company estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Codification Topic 805: Business Combinations (“Topic 805”) and FASB Codification Topic 820: Fair Value Measurements. However, the amount realized on these assets could differ materially from the carrying value reflected in the attached Audited Statement as a result of changes in the timing and amount of collections on the acquired loans in future periods, among other reasons. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for the acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In connection with the Acquisition, the Bank purchased loans with a contractual principal balance of $139.2 million, the fair value of which was determined to be $72.7 million. The fair value of the loans acquired represented 17.7% of the Company’s gross outstanding loans as compared to balances reported at December 31, 2010.

Short-term Assets

Initially, the Acquisition increased the Company’s levels of liquidity by a net amount of $57.9 million. The Company acquired $33.9 million in total cash and due from banks before receiving a payment of $24.0 million to settle the transaction with the FDIC.

Investment Securities Available for Sale

The following table reflects the acquired investment securities available for sale as of the Closing Date (dollars in thousands):

Security Type	Fair Value	Average Yield	Average Maturity

Agency	$7,671	2.13%	6.52
Agency MBS	1,444	1.24%	1.59
Taxable Municipal	272	6.06%	12.93
U.S. Treasuries	3,999	0.08%	0.15
	$13,386	1.49%	4.20

The acquired portfolio increased the Company’s investment securities by approximately 5.62% when compared to balances reported at December 31, 2010. The yields of the securities shown in the preceding table are lower than might be expected due to the majority of the bonds maturing or being callable in short periods subsequent to the Acquisition.

Loans

Loans acquired amounted to approximately 17.69% of the Company’s gross loans reported at December 31, 2010. The following table presents information regarding the loan portfolio acquired on February 18, 2011 at fair value (dollars in thousands):
	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Construction and Land	$5,641	$7,454	$13,095
Farmland	1,272	2,362	3,634
Residential (1 to 4 family)	3,804	14,936	18,740
Commercial Real Estate	4,635	15,551	20,186
Commercial	1,787	11,643	13,430
Consumer	31	3,604	3,635
	$17,170	$55,550	$72,720

The acquired portfolio contained both fixed and variable rate loans. The following table provides information about the portfolio according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value amounts with:
	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Construction and Land	$7,454	5.88%	1.35	$1,173	$6,281
Farmland	2,362	5.97%	0.86	262	2,099
Residential (1 to 4 family)	14,936	6.36%	1.55	7,678	7,258
Commercial Real Estate	15,551	5.56%	2.23	1,751	13,800
Commercial	11,643	5.32%	1.80	1,769	9,874
Consumer	3,604	7.83%	1.87	3,485	120
Nonperforming	17,170	0.00%	-	17,170	-
	$72,720	4.53%	1.34	$33,288	$39,432

Because a significant percentage of the acquired portfolio shows some deterioration of credit quality, management does not believe that the average contractual maturity or average contractual rate are reliable measures with respect to gauging the performance on the acquired loan portfolio. It is likely that many of the acquired loans will reach a resolution before their contractual maturity and may cease paying interest in the periods preceding such resolution.

Foreclosed Property

The Company acquired $21.7 million of foreclosed property with a fair value of $7.5 million in connection with the Acquisition. This represented 204.4% of the Company’s balance of foreclosed property at December 31, 2010. The Company was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of purchase. Losses on foreclosed property are covered by the Company’s loss-sharing agreement with the FDIC.

Deposits

The Bank assumed approximately $206.3 million in deposits based on estimated fair values. This amount represented approximately 38.6% when compared to the Bank’s total deposits at December 31, 2010.

The various types of deposit accounts assumed as of the Closing Date are summarized below (dollars in thousands):

	February 18, 2011
	Fair Value	Weighted Average Contractual Yield
	(dollars in thousands)
Demand deposits	$23,024	0.06%
Interest bearing demand deposits	8,202	0.30%
Savings deposits	30,199	0.72%
Time deposits	144,851	2.16%
Total	$206,276	1.43%

As of the Closing Date, the scheduled maturities of time deposits with balances $250,000 or greater were as follows:

Feb 18,2010 Fair Value (dollars in thousands)
0 up to 3 months	$766
Over 3 to 6 months	1,675
Over 6 to 12 months	1,683
Over one year	1,304
Total	$5,428

A significant portion of the acquired time deposits were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposit without a penalty for early withdrawal and it is expected that most customers will redeem their deposits prior to maturity. The following table summarizes information about the acquired time deposits (dollars in thousands):

Contractual maturity	Balance	Contractual Yield	Adjusted Yield	Percentage deemed out-of-market
0 up to 3 months	$2,423	1.49%	0.20%	100.0%
Over 3 to 6 months	7,621	2.14%	0.20%	100.0%
Over 6 to 12 months	15,363	2.27%	0.20%	97.7%
Over 1 to 2 years	8,559	2.31%	0.20%	100.0%
Over 2 years	16,282	2.46%	0.20%	99.1%
	$50,248	2.28%	0.20%	99.0%

In its assumption of the deposit liabilities, the Bank determined that some of the customer relationships associated with these deposits have intangible value, in accordance with the accounting for goodwill and other intangible assets in a business combination. The Bank determined the estimated fair value of the core deposit intangible to be $1.9 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed ten years. The Company believes that the economic life of the deposit intangible will be greater due to the fact that many of Citizens’ customers were previously customers of the Bank as well.

Future amortization of this core deposit intangible asset over the shorter economic life will decrease results of operations, net of any potential tax effect. Since amortization is a noncash item, it will not impact future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or the Bank’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Other Liabilities

The Company acquired approximately $0.9 million of other liabilities. The book value of these liabilities approximated their fair value.

Operating Results and Cash Flows

The Company from time to time becomes aware of acquisition opportunities and performs various types of reviews and analyses to determine their impact on the Company’s operating results, cash flows and risk profile. The Acquisition was attractive to the Company for a variety of reasons, including the following:

•	Gaining access to a new market with limited competition;

•	Attractiveness in the pricing of the acquired loan portfolios including the indemnification assets;

•	The ability to utilize the Company’s relatively inexpensive funding sources to replace lost liquidity at Citizens in connection with the planned run-off of out-of-market deposits;

•	The ability to quickly reduce redundancies and gain additional efficiencies related to the Company’s corporate functions; and

•	The reduction of credit risk through FDIC loss-sharing agreements;

The Acquisition had an immediate accretive impact on the Company’s financial results as it recognized an after-tax gain of approximately $1.4 million in connection with the Acquisition. The gain resulted from the Company’s determination that the fair value of the assets acquired exceeded the fair value of the liabilities assumed.

The Company’s bid to acquire the assets included a discount of approximately $25.1 million, and the Company received $24.0 million from the FDIC to settle the Acquisition.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the loss sharing agreements and the related discounts reflected in the fair value of these assets at the Closing Date. In accordance with the provisions of Topic 310-30, the fair values of the acquired loans and OREO reflect an estimate of expected losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected losses reflected in the fair value of these assets at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the preliminary estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $42.1 million and the estimated fair value of the loans was $17.2 million, net of an accretable yield of $0.4 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the Closing Date, the unpaid principal balance for all non-impaired loans acquired in the acquisition was $130.4 million and the estimated fair value of the loans totaled $55.5 million, net of an accretable yield of $23.1 million. The fair value of non-impaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the Closing Date. These loans acquired through a business combination that do not meet the specific criteria of Topic 310-30, but for which a discount is attributable, at least in part to credit quality, are also accounted for under the guidance of Topic 310-30. Accordingly, an allowance for loan losses related to these loans is not carried over and recorded at the Closing Date.

The accretable yield is the amount by which the undiscounted expected cash flows exceeds the estimated fair value. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loan and the purchased premium.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10-year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets.  A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity

Initially, the Acquisition increased the Company’s liquidity reserves because of the cash received on the Closing Date totaling $24.0 million. This payment receipt was further benefited by the cash, due from banks and short term assets acquired in the deal totaling $33.9 million and partially offset by the planned time deposit runoff of $50.2 million. In addition, the Company has estimated the life of the indemnification asset representing the FDIC’s protection from planned losses is approximately 70 months. As this receivable is collected over the coming periods, the Company believes the liquidity impact of Citizens to be negligible.

Capital Resources

At December 31, 2010, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies. The actual capital ratios for the Company and the Bank and pro forma capital ratios for the Company and the Bank as of December 31, 2010 are as follows:

	Company		Bank
	Actual	Pro Forma	Actual	Pro Forma
Total risk-based capital	26.4%	24.8%	19.9%	18.6%
Tier 1 risk-based capital	25.1%	23.6%	18.6%	17.4%
Tier 1 leverage	16.1%	12.4%	12.1%	9.3%

Note: The Pro Forma capital ratios use actual December 31, 2010 balances of the Company and the Bank, adjusted for the Citizens purchase accounting as if the acquisition had occurred as of December 31, 2010.

Under the regulations, a “well-capitalized” institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10%, and a Tier 1 leverage ratio of at least 5% and not be subject to a capital directive order. The Bank is not subject to a capital directive order.

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Net Assets Acquired and Liabilities Assumed by the Bank, a wholly-owned subsidiary of the Company, related to its acquisition of Citizens at February 18, 2011 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at February 18, 2011

Notes to Statement of Assets Acquired and Liabilities Assumed

(b) Pro Forma Financial Information.

We have omitted certain financial information of Citizens required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SEC Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the Citizens transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits

2.1 Purchase and Assumption Agreement dated as of February 18, 2011 by and among the Federal Deposit Insurance Corporation, receiver of Citizens Bank of Effingham, Springfield, Georgia, HeritageBank of the South and the Federal Deposit Insurance Corporation Acting in its corporate capacity. (1)

23.1  Consent of Independent Auditors. (2)

99.1 Press Release dated February 18, 2011. (1)

99.2 Statement of Assets Acquired and Liabilities Assumed at February 18, 2011. (2)
(1)       Previously filed with the Filing of the Original Report.
(2)       Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heritage Financial Group

By:	/s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President and Chief
Financial Officer

Dated: April 29, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit
23.1	Consent of Independent Auditors.
99.2	Statement of Assets Acquired and Liabilities Assumed at February 18, 2011.